Exhibit 99.2

FERRELLGAS PARTNERS, L.P. ANNOUNCES 87% OF 8.75% SENIOR NOTES DUE 2012 TENDERED BY THE EXPIRATION OF THE EARLY TENDER DATE

OVERLAND PARK, Kan., April 13, 2010—Ferrellgas Partners, L.P. (NYSE: FGP) (the “Company”) announced today that $233,764,000 in principal amount of the 8.75% Senior Notes due 2012 issued by the Company and Ferrellgas Partners Finance Corp. (the “Notes”) (CUSIP No. 31529MAA6), or 87% of the outstanding Notes, had been validly tendered as of the expiration of the early tender date and withdrawal date of 5:00 p.m., New York City time, on April 12, 2010, in connection with the previously announced cash tender offer to purchase any and all of the outstanding Notes. The tender offer is made pursuant to an Offer to Purchase dated March 30, 2010 (the “Offer to Purchase”), which sets forth a more comprehensive description of the terms of the tender offer.

On April 13, 2010, the Company accepted for purchase and payment all of the Notes that were validly tendered and not withdrawn at or prior to the early tender date. Payment for the Notes was made today. Holders of the Notes who tendered their Notes at or prior to the early tender date received $1,014.58 for each $1,000 principal amount of the Notes validly tendered (which includes the early tender payment of $30.00 per $1,000 principal amount of Notes), plus any accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the initial payment date for the tender offer.

The tender offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on April 26, 2010, unless extended or earlier terminated. Holders who validly tender their Notes after the expiration of the early tender date and at or prior to the expiration date will receive $984.58 for each $1,000 principal amount of the Notes validly tendered (which is the total consideration minus the early tender payment), plus any accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the final payment date for the tender offer. The Company currently expects to have a final acceptance date and final purchase promptly following the expiration of the tender offer for Notes tendered after the early tender date. If any condition in the Offer to Purchase is not satisfied, the Company is not obligated to accept for purchase, or to pay for, Notes tendered in the tender offer and, subject to applicable law, may terminate, extend or amend the tender offer and may postpone the acceptance for purchase of, and payment for, Notes so tendered.

The Company has retained Wells Fargo Securities and J.P. Morgan to serve as joint dealer managers for the tender offer and have retained D.F. King & Co., Inc. to serve as the depositary and information agent for the tender offer.

Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (800) 714-3313 or (212) 269-5550 or in writing at 48 Wall Street, New York, NY, 10005. Questions regarding the tender offer may be directed to Wells Fargo Securities at (866) 309-6316 or (704) 715-8341 or to J.P. Morgan at (800) 245-8812.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities and is neither an offer to sell nor a solicitation of an offer to purchase the Company’s proposed senior notes due 2020. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. None of the Company, the dealer managers, the depositary or the information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2009, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:
Tom Colvin, Investor Relations, 913-661-1530
Jim Saladin, Media Relations, 913-661-1833

SOURCE Ferrellgas Partners, L.P.